Exhibit 10.1

Rochester Medical Corporation

Fiscal 2012 Management Incentive Plan

(adopted by the Compensation Committee of the Board of Directors on December 7, 2011)

EXECUTIVE MANAGEMENT INCENTIVE PLAN (BONUS)

Eligibility

•	All Executive Officers will be eligible to participate.

•	Recommended participation rates have been set by the President, and are based upon the respective position level and function of each executive.

•	Participation rates for incentive bonuses are expressed as a percentage of base salary.

Fiscal 2012

	September 30,	September 30,	September 30,	September 30,	September 30,
	Bonus Participation (% of Base Salary)			Weighted Performance Criteria
Participant	Minimum Payout	Target Payout	Maximum Payout	Sales	Operating Income
Anthony Conway	0%	60%	90%	50%	50%
David Jonas	0%	50%	75%	50%	50%
Martyn Sholtis	0%	50%	75%	75%	25%
Philip Conway	0%	50%	75%	50%	50%
James Carper	0%	50%	75%	75%	25%
Robert Anglin	0%	40%	60%	50%	50%

•

Both weighted performance criteria (sales and operating income) have minimum requirements and maximum levels of payout. The range of accomplishment for each performance criteria is 0%-150%, with 100% being at target. The sales and operating income performance targets are approved by the Compensation Committee. The performance target for sales for 100% achievement is based on the approved fiscal 2012 sales budget, with the minimum requirement set at sales equivalent to fiscal 2011 results, and the maximum payout earned at sales equivalent to 125% of the incremental sales growth dollar target over fiscal 2011 results as set forth in the fiscal 2012 sales budget. The performance target for operating income for 100% achievement is based on the approved budgeted operating income for fiscal 2012, with the minimum requirement set at operating income budgeted at the minimum sales target for fiscal 2012, and the maximum payout earned at operating income budgeted at the maximum sales target for fiscal 2012.

Bonus Calculation and Payout

The CFO will calculate actual results from the respective areas of responsibility for each executive against financial targets. All targets will be calculated exclusive of exchange rate gains or losses. This calculation will result in a payout level as a percentage of the annual incentive target. Performance levels will be reviewed by the CEO, and any deviations from the approved plan must be approved by the Compensation Committee prior to disbursement.